EXHIBIT 99.1

Destination XL Group, Inc. Announces Employment Contract Extension with Harvey S. Kanter to Continue as its President and Chief Executive Officer Until August 2026

CANTON, Mass., August 15, 2023 - Destination XL Group, Inc. (NASDAQ: DXLG), the leading integrated commerce specialty retailer of Big + Tall men’s clothing and shoes in the United States (the “Company”), announced that its Board of Directors (the “Board”) has entered into an amended employment agreement with Harvey S. Kanter to extend the term of his role as the Company’s President and Chief Executive Officer. Mr. Kanter has served as the Company’s President & CEO and as a member of its Board since April 1, 2019.

Lionel Conacher, Chairman of the Board, commented, “We are extremely pleased that Harvey has agreed to continue to lead our Company into at least mid-August 2026. The Company has embarked on a long-range growth plan, and we expect that the success which the Company has achieved since navigating the pandemic will be just a stepping stone to even greater levels of success. With Harvey’s proven track record of creating shareholder value, we look forward to his continued successful leadership,” he concluded.

“I am thrilled to be able to be leading the Company on its long-term growth initiatives,” said Harvey Kanter. “DXLG has a lot of “blue sky” ahead and with our efforts to achieve our long-term growth goals, I believe the positive results will be transformative.”

About Destination XL Group, Inc.

Destination XL Group, Inc. as the leading retailer of Men’s Big + Tall apparel, provides Big + Tall men the freedom to choose their own style and whose brand’s positioning to “Wear What You WantSM” delivers a Big + Tall shopping experience that fits -- fits his body, fits his style, fits his life. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.com, and mobile app which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Contact:

Investor Contact:
Investor.relations@dxlg.com
603-933-0541